Exhibit 99.1

FOR RELEASE August 3, 2012

StanCorp Financial Group, Inc. Announces Pricing of Senior Notes due 2022

PORTLAND, Ore. — August 3, 2012 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) announced today that it has priced a public offering of $250 million of Senior Notes due August 15, 2022 (“Senior Notes”). The Senior Notes will bear an annual interest rate of 5.00%. Interest will be paid semi-annually on February 15 and August 15 of each year, beginning February 15, 2013. StanCorp intends to use the net proceeds to repay its $250 million of 6.875% 10-year senior notes due October 1, 2012.

The offering is managed by Barclays Capital Inc.; Goldman, Sachs & Co.; and J.P. Morgan Securities LLC as joint book-running managers. BNY Mellon Capital Markets, LLC; The Williams Capital Group, L.P.; U.S. Bancorp Investments, Inc.; and Wells Fargo Securities, LLC are acting as co-managers on the transaction.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, origination and servicing of fixed-rate commercial mortgage loans, and investment advice. For more information about StanCorp Financial Group, Inc., visit its investor website at www.stancorpfinancial.com.

Disclosure

Information in this news release includes certain statements related to future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s latest annual report on Form 10-K, as modified by the Current Report on Form 8-K dated July 18, 2012 and offering prospectus filed with the Securities and Exchange Commission for a description of the types of risks and uncertainties that may affect actual results.

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Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz

(971) 321-3162

bob.speltz@standard.com